June 14, 2012

URGENT VOTING REQUEST

TIME IS RUNNING OUT

YOUR PROMPT ATTENTION IS REQUESTED

Dear Stockholders of the Macquarie Global Infrastructure Total Return Fund Inc.:

We recently mailed to you proxy materials for the upcoming Annual Meeting of Stockholders of the Fund to be held on June 21, 2012.  Your Board of Directors is asking you to use the WHITE Proxy Card to authorize your proxy:

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"FOR" the re-election of Gordon A. Baird as a Class I Director of the Fund; and

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“AGAINST” Proposal 2.

Please review these materials and authorize your WHITE Proxy Card in accordance with your Board of Directors' recommendations.  Please disregard any proxy solicitation materials with a gold proxy card that you have received from hedge fund operator Arthur Lipson and the short-term, profit-seeking stockholder group he represents (“Western”).

As you make your voting decision, we ask that you consider the following:

The Fund is on a very strong path.  Fund performance has been positive, distributions have been increasing and the Fund’s discount has been narrowing.

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The Fund’s performance has been strong, especially since the credit crisis, with a three-year market price total return of 97.1% as of April 30, 2012.

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The Fund has meaningfully increased its distributions for the past two years.  Since late 2010, the Fund’s distribution has been increased by 50%.

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The Fund’s discount has been steadily narrowing.  For periods ending April 30, 2012, the Fund has seen its discount shrink over each of the last three years – it has narrowed 8.3% over the last three years; 5.8% over the last two years; and 2.9% over the last year.

Proposal 1:  Your Board urges you to authorize the WHITE Proxy Card FOR the re-election of Gordon A. Baird as Class I Director of the Fund.

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Institutional Shareholder Services (“ISS”), an independent proxy advisory firm, recommends that stockholders vote FOR the re-election of Gordon A. Baird as Class I Director of the Fund.  In making its recommendation, ISS noted that the Board’s distribution strategy has resulted in considerable and consistent improvement in the Fund’s NAV, and recognized that the Fund has recently outperformed its peer group.  Here’s what ISS had to say:

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“As of April 2012, the Fund has outperformed its peer group over 1-year and 3-year periods, which lends credence to management's argument that performance has improved since the implementation of the distribution program.”

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“[T]he board appears to have taken actions such as the distribution program that have significantly reduced the discount.”

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“[T]he dissident has not demonstrated a compelling need for change at the board level, given the considerable, consistent improvements to the NAV under the current board's strategy to drive improvement through increased distributions.”

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In discussing the Fund’s approach to reducing the discount by focusing on the distribution rate, ISS specifically noted that there was a high inverse correlation between distributions and the discount, “strongly supporting the board’s view that a higher distribution rate will have a fairly direct, durable impact on reducing the discount to NAV.”

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Gordon A. Baird, the Board’s Nominee, is an independent, highly-qualified director who has served as a director of the Fund since its inception.  Mr. Baird has extensive experience in finance as well as infrastructure investing, does not serve as director of any other funds and is not aligned with any stockholder special interest group.

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In contrast to Mr. Baird, Western’s director nominee - Robert Daniels - has no significant experience with infrastructure assets and has never served as a director of a registered fund, to the Fund’s knowledge.  Mr. Daniels has served as Western’s nominee in other attacks on funds.  His candidacy has been withdrawn once Western has achieved  its goal of extracting short-term profits from a fund for the benefit of its hedge fund clients – all purportedly in the name of ethical investing.

Proposal 2:  Your Board strongly urges you to vote “AGAINST” Proposal 2.

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Proposal 2 was submitted by Mr. Daniels himself – the very man nominated by Western - and recommends that the Board amend the Fund’s bylaws, which have been in effect since the Fund’s inception, in a manner that would make it easier for a short-term, profit-focused special interest group such as Western to elect a member of the Board.  Under Mr. Daniels’ proposal, a minority group of stockholders such as Western and the like-minded hedge fund operators who traditionally align themselves with Western, can be in position to replace a director with their own director without that director receiving the affirmative vote of a majority of the Fund’s outstanding common stock.  Proposal 2 would undermine the Fund’s democratic voting process by potentially transferring the power to determine an election’s outcome into a few investors’ hands whose only duties are to enrich themselves and the hedge funds they advise.   We believe that Mr. Daniels, in concert with Western, has submitted Proposal 2 in an effort to gain access to the Board to pressure the Fund into taking detrimental short-term actions designed to benefit Western and the hedge funds it advises at the expense of the Fund’s long-term investors.

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Under the Fund’s current bylaws, in order to replace a director, more than 50% of the Fund’s outstanding shares of common stock must vote in favor of the new director.  The Fund’s current voting provision ensures that all stockholders are considered and requires that prior to a new director assuming office, that director must receive the support of the majority of all the Fund’s outstanding shares of common stock.  That majority standard has been the standard to which every director has been held since the Fund’s inception.  In fact, Mr. Baird has received the support of over 80% of the Fund’s outstanding common stock in every election in which he has been a nominee, a fact Western conspicuously fails to mention in any of its letters.

Western’s agenda is to coerce the Fund and its management to sacrifice the long-term future of the Fund for its own short-term profit.  Remember, Western’s sole duties are to the hedge funds and other clients it advises and, despite any claims Western may make to the contrary, it owes no duties of fairness or full disclosure to the Fund or to you, the Fund’s stockholders.  We believe that the principal actions proposed by Western, which are designed to result in a short-term trading profit for its hedge fund investors, would ultimately increase Fund expenses and disrupt the Fund’s long-term investment program.  In contrast, your Board of Directors is committed to balancing the interests of all stockholders of the Fund and ensuring that the Fund’s investment manager continues to meet the Fund’s investment objectives.  Short-term trading profits, increasing Fund expenses, disrupting the Fund’s long-term investment program –What does Western mean when it says it is an ethical investor?

The Fund is currently on a strong path under the leadership of the current Board of Directors who, together with the Fund’s adviser, remain strongly committed to the infrastructure asset class and the attractive investment opportunities it presents.  That success has been achieved despite Western’s disruptive efforts to coerce the Fund into negotiating directly with Western for Western’s own short-term interests.  The Fund believes that in order to continue on this strong path, stockholders should follow their Board’s recommendation and vote FOR the re-election of Gordon A. Baird and AGAINST Proposal 2.

We strongly urge you to support the Fund by completing, signing and dating the enclosed WHITE Proxy Card and promptly mailing it in the enclosed postage-paid envelope.  Please do not sign or vote any gold or other color proxy card sent to you by Western or its associates.  If you have already returned a gold or other color proxy card from Western and wish to vote according to the recommendations of your Board of Directors, please return a currently dated WHITE Proxy Card.  If you have already returned the original White Proxy Card sent to you, we kindly ask that you sign and return this White Proxy Card too, as it is the most recently dated card that counts in a proxy contest such as this.

Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to authorize your proxy FOR your Board's nominee and AGAINST Proposal 2.

We thank you for your continued support.

Sincerely,

The Directors of the Macquarie Global Infrastructure Total Return Fund Inc.